As filed with the Securities and Exchange Commission on January 29, 1998

                                                     Registration No. 333-

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933


                              CENDANT CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


           DELAWARE                                            06-0918165
(STATE OR OTHER JURISDICTION OF                             (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)                             IDENTIFICATION NO.)


                                  6 SYLVAN WAY
                          PARSIPPANY, NEW JERSEY 07054
                                 (973) 428-9700
                              FAX: (973) 496-5331
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)


                             JAMES E. BUCKMAN, ESQ.
                        SENIOR EXECUTIVE VICE PRESIDENT
                              AND GENERAL COUNSEL
                              CENDANT CORPORATION
                                  6 SYLVAN WAY
                          PARSIPPANY, NEW JERSEY 07054
                                 (973) 428-9700
                              FAX: (973) 496-5331
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                   COPIES TO:

         VINCENT J. PISANO, ESQ.                      ERIC J. BOCK, ESQ.
SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP            VICE PRESIDENT - LEGAL
            919 THIRD AVENUE                          CENDANT CORPORATION
           NEW YORK, NY 10022                            6 SYLVAN WAY
             (212) 735-3000                      PARSIPPANY, NEW JERSEY 07054
          FAX:  (212) 735-2000                          (973) 428-9700
                                                     FAX:  (973) 496-5331

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AT SUCH TIME OR TIMES AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT AS THE SELLING STOCKHOLDER SHALL DETERMINE.

IF THE ONLY SECURITIES BEING REGISTERED ON THIS FORM ARE BEING OFFERED PURSUANT TO DIVIDEND OR INTEREST REINVESTMENT PLANS, PLEASE CHECK THE FOLLOWING BOX. [ ]

IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415

UNDER THE SECURITIES ACT OF 1933, OTHER THAN SECURITIES OFFERED ONLY IN CONNECTION WITH DIVIDEND OR INTEREST REINVESTMENT PLANS, CHECK THE FOLLOWING BOX. [X]

IF THIS FORM IS FILED TO REGISTER ADDITIONAL SECURITIES FOR AN OFFERING PURSUANT TO RULE 462(B) UNDER THE SECURITIES ACT, PLEASE CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ]

IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(C) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ]

IF DELIVERY OF THE PROSPECTUS IS EXPECTED TO BE MADE PURSUANT TO RULE 434, PLEASE CHECK THE FOLLOWING BOX. [ ]


                        CALCULATION OF REGISTRATION FEE
                        -------------------------------

Title of Shares      Amount to be  Proposed Maximum    Proposed      Amount
to be Registered      Registered    Offering Price      Maximum        of
----------------      ----------         Per          Aggregate   Registration
                                       Share(2)        Offering       Fee
                                       --------        Price(2)       ---
                                                       --------

Common Stock, $.01..   2,401,899        $34.32        $82,433,174    $24,318
par value(1)


(1) These Shares are being offered by the Selling Stockholder and no proceeds will be received by the Company from the sale of such Shares.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c). The average of the high and low prices reported on the New York Stock Exchange on January 26, 1998.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

PROSPECTUS

                                2,401,899 SHARES
                              CENDANT CORPORATION
                                  COMMON STOCK

         This Prospectus relates to the offering from time to time of 2,401,899 Shares (the "Shares") of common stock, $.01 par value per share (the "Common Stock"), of Cendant Corporation, a Delaware corporation (the "Company"), to be offered from time to time by Christel DeHaan (the "Selling Stockholder") who received the Shares in connection with the acquisition by HFS Incorporated ("HFS"), a predecessor corporation of the Company, of Resort Condominiums International, Inc. and its affiliated companies ("RCI") pursuant to a Stock Purchase Agreement (the "Stock Purchase Agreement"), dated as of October 6, 1996, by and among HFS, RCI and the Selling Stockholder. See "Selling Stockholder" and "Plan of Distribution" herein. The Company will not receive any of the proceeds from the sale of the Shares offered hereby.

         The distribution and sale of the shares of Common Stock offered hereby is subject to the provisions of a Registration Rights Agreement dated November 12, 1996, by and between HFS and the Selling Stockholder (the "Registration Rights Agreement"). The Registration Rights Agreement sets forth certain restrictions with respect to the transfer of shares of Common Stock offered hereby, including a restriction on the sale of shares for designated periods prior to and after the sale of equity securities by the Company, or securities convertible into or exchangeable or exercisable for equity securities of the Company, pursuant to a registration statement filed by the Company under the Securities Act of 1933, as amended, respecting an underwritten offering that is declared effective by the Securities and Exchange Commission. Subject to the limitations contained in the Registration Rights Agreement, the Selling Stockholder may sell all or portions of the Common Stock through agents or broker-dealers on terms to be determined at the time of sale. The Selling Stockholder may sell the Common Stock offered hereby from time to time on the New York Stock Exchange or such other national securities exchange, automated interdealer quotation system on which the shares of Common Stock are then listed, through negotiated transactions or otherwise at market prices prevailing at the time of the sale or at negotiated prices. The number of such shares proposed to be so offered and the terms of such offering, and the number of such shares owned prior to and after the completion of any such offering shall be set forth in an accompanying Prospectus Supplement, to the extent necessary. The aggregate proceeds to the Selling Stockholder from the sale of any Shares will be the purchase price of such Shares less the aggregate agents' or broker-dealers' commission, if any, and other expenses of distribution not borne by the Company. See "Selling Stockholder" and "Plan of Distribution."

         The Company's Common Stock is listed on the New York Stock Exchange under the symbol "CD." On January 28, 1998, the last reported sale price of the Common Stock on the New York Stock Exchange was $33.3125 per share.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
              PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                The date of this Prospectus is January 29, 1998

NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS OR INCORPORATED HEREIN BY REFERENCE IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDER OR ANY UNDERWRITER, DEALER OR AGENT INVOLVED IN THE OFFERING DESCRIBED HEREIN. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THOSE SPECIFICALLY OFFERED HEREBY OR OF ANY SECURITIES OFFERED HEREBY IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. The Commission also maintains a website that contains reports, proxy and information statements and other information. The website address is http://www.sec.gov. In addition, such material can be inspected at the offices of the New York Stock Exchange (the "NYSE"), 20 Broad Street, New York, New York 10005.

         The Company has filed a registration statement (the "Registration Statement") on Form S-3 with respect to the Common Stock offered hereby with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain items of which are contained in schedules and exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any agreement, instrument or other document referred to herein are not necessarily complete. With respect to each such agreement, instrument or other document filed as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matter involved, and each such statement is qualified in its entirety by reference to such agreement, instrument or document.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents previously filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by reference:
(i) Annual Report on Form 10-K for the fiscal year ended January 31, 1997; (ii) Quarterly Reports on Form 10-Q for the fiscal quarters ended April 30, 1997, July 31, 1997 and October 31, 1997; (iii) Current Reports on Form 8-K dated January 22, 1997, February 4, 1997, February 13, 1997, February 26, 1997, March 17, 1997, May 29, 1997, August 15, 1997, October 31, 1997, November 4, 1997,
December 18, 1997, January 14, 1998, January 22, 1998, January 27, 1998 and January 29, 1998; (iv) Current Report on Form 8-K dated July 16, 1997 of HFS Incorporated (File No. 1-11902) and (v) description of the common stock of the Company which is contained in the Registration Statements on Form 8-A of the Company dated July 27, 1984 and August 15, 1989.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents. Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference or in any Prospectus Supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to James E. Buckman, Esq., Senior Executive Vice President and General Counsel, Cendant Corporation, 6 Sylvan Way, Parsippany, New Jersey 07054, (973) 428-9700.

CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE SHARES OFFERED HEREBY, INCLUDING STABILIZING TRANSACTIONS, THE PURCHASE OF SHARES TO COVER SYNDICATE SHORT POSITIONS AND THE IMPOSITION OF PENALTY BIDS.

                                  THE COMPANY

         The Company is one of the foremost consumer and business services companies in the world. The Company was created through the merger of CUC International, Inc. ("CUC") and HFS in December 1997 and provides all of the services formerly provided by each of CUC and HFS, including technology-driven, membership-based consumer services, travel services and real estate services.

         Membership Services. The Company's membership-based consumer services provide more than 70 million members with access to a variety of goods and services worldwide. These memberships include such components as shopping, travel, auto, dining, home improvement, lifestyle, vacation exchange, credit card and checking account enhancement packages, financial products and discount programs. The Company also administers insurance package programs which are generally combined with discount shopping and travel for credit union members, distributes welcoming packages which provide new homeowners with discounts for local merchants, and provides travelers with value-added tax refunds. The Company believes that it is the leading provider of membership-based consumer services of these types in the United States. The Company's membership activities are conducted principally through its Comp-U-Card division and certain of the Company's wholly-owned subsidiaries, FISI*Madison Financial Corporation, Benefit Consultants, Inc., Entertainment Publications, Inc. and SafeCard Services, Inc.

         Travel Services. The Company also provides services to consumers through intermediaries in the travel and real estate industries. In the travel industry, the Company, through certain of its subsidiaries, franchises hotels primarily in the mid-priced and economy markets. It is the world's largest hotel franchisor, operating the Days Inn(R), Ramada(R) (in the United States), Howard Johnson(R), Super 8(R), Travelodge(R) (in North America), Villager Lodge(R), Knights Inn(R) and Wingate Inn(R) franchise systems. Additionally, the Company owns the Avis worldwide vehicle rental system, which is operated through its franchisees and is the second-largest car rental system in the world (based on total revenues and volume of rental transactions). The Company currently owns approximately 27.5% of the capital stock of the world's largest Avis franchisee, Avis Rent A Car, Inc. The Company also owns Resort Condominiums International, Inc., a leading timeshare exchange organization. As a result of the April 1997 merger between HFS and PHH Corporation, the Company now operates the second largest provider in North America of comprehensive vehicle management services and is the market leader in the United Kingdom among the four nationwide providers of fuel card services and the six nationwide providers of vehicle management services.

         Real Estate Services. In the residential real estate industry, the Company, through certain of its subsidiaries, franchises real estate brokerage offices under the Century 21(R), Coldwell Banker(R) and Electronic Realty Associates(R) (ERA(R)) real estate brokerage franchise systems and is the world's largest real estate brokerage franchisor. Additionally, the Company, through Cendant Mobility Services Corporation, is the largest provider of corporate relocation services in the United States, offering relocation clients a variety of services in connection with the transfer of a client's employees. Through PHH Mortgage Services Corporation, the Company originates, sells and services residential mortgage loans in the United States, marketing such services to consumers through relationships with corporations, affinity groups, financial institutions, real estate brokerage firms and other mortgage banks.

         As a franchisor of hotels, residential real estate brokerage offices and car rental operations, the Company licenses the owners and operators of independent businesses to use the Company's brand names. The Company does not own or operate hotels or real estate brokerage offices. Instead, the Company provides its franchisee customers with services designed to increase their revenue and profitability.

         Other. The Company also offers consumer software in various multimedia forms. During 1996, the Company acquired Davidson & Associates, Inc., Sierra On-Line, Inc. and Knowledge Adventure, Inc. These companies develop, publish, manufacture and distribute educational, entertainment and personal productivity interactive multimedia products for home and school use.

         The Company from time to time explores and conducts discussions with regard to acquisitions and other strategic corporate transactions in its industries and in other businesses. Historically, the Company has been involved in numerous transactions of various magnitudes, for consideration which included cash or securities (including Common Stock) or combinations thereof. The Company will evaluate and pursue appropriate acquisition and combination opportunities as they arise. No assurance can be given with respect to the timing, likelihood or financial or business effect of any possible transaction. In the past, acquisitions by the Company have involved both relatively small acquisitions and acquisitions which have been significant.

         As part of its regular on-going evaluation of acquisition opportunities, the Company is currently engaged in a number of separate and unrelated preliminary discussions concerning possible acquisitions. The Company is in the early stages of such discussions and has not entered into any agreement in principle with respect to any of these possible acquisitions. The purchase price for the possible acquisitions may be paid in cash, through the issuance of Common Stock (which would increase the number of shares of Common Stock outstanding) or other securities of the Company, borrowings, or a combination thereof. Prior to consummating any such possible acquisitions, the Company, among other things, will have to initiate and satisfactorily complete its due diligence investigation; negotiate the financial and other terms (including price) and conditions of such acquisitions; obtain appropriate Board of Directors, regulatory and other necessary consents and approvals; and secure financing. The Company cannot predict whether any such acquisitions will be consummated or, if consummated, will result in a financial or other benefit to the Company.

         The Company's principal executive offices are located at 6 Sylvan Way, Parsippany, New Jersey 07054 (telephone number: (973) 428-9700).

RECENT DEVELOPMENTS

         Proposed Acquisition of American Bankers. On January 27, 1998, the Company made a proposal to acquire American Bankers Insurance Group Inc. ("American Bankers") for $58 per share in cash and stock, for an aggregate purchase price of approximately $2.7 billion on a fully diluted basis. On January 28, 1998, the Company commenced a tender offer to purchase approximately 23.5 million of American Bankers' common shares at a price of $58 per share in cash, which together with shares the Company owns will equal approximately 51% of the fully diluted shares of American Bankers. The Company proposes to exchange, on a tax free basis, shares of its common stock with a fixed value of $58 per share for the balance of American Bankers' common stock. The tender offer is subject to customary conditions and there can be no assurance that the Company will be successful in its proposal to acquire American Bankers.

         In connection with the Company's proposal to acquire American Bankers, the Company entered into a commitment letter, dated January 23, 1998, with The Chase Manhattan Bank and Chase Securities Inc. to provide a $1.5 billion 364-Day revolving credit facility (the "New Facility") which will mature 364 days after the execution of the definitive documentation relating thereto. The New Facility will bear interest, at the option of the Company, at rates based on competitive bids of lenders participating in such facilities at a prime rate or at LIBOR plus an applicable variable margin based on the Company's senior unsecured long-term debt rating.

         Harpur Acquisition. On January 20, 1998, the Company completed the acquisition of Harpur Group, Ltd., a leading fuel card and vehicle management company in the United Kingdom, from H-G Holdings, Inc. for approximately $186 million in cash plus future contingent payments of up to $20 million over the next two years.

         Jackson Hewitt Acquisition. On January 7, 1998, the Company completed the acquisition of Jackson Hewitt Inc. ("Jackson Hewitt"), for approximately $480 million in cash, or $68 per share of common stock of Jackson Hewitt. Jackson Hewitt is the second largest tax preparation service system in the United States with locations in 41 states. Jackson Hewitt franchises a system of approximately 2,050 offices that specialize in computerized preparation of federal and state individual income tax returns.

         Interval Divestiture. On December 17, 1997, in connection with the merger with HFS, the Company completed the divestiture of its timeshare exchange subsidiary, Interval International Inc., as contemplated by the consent decree with the Federal Trade Commission.

         Providian Acquisition. On December 10, 1997, the Company announced that it had entered into a definitive agreement to acquire Providian Auto and Home Insurance Company ("Providian") and its subsidiaries from an Aegon N.V. subsidiary for approximately $219 million in cash. Providian sells automobile insurance to consumers through direct response marketing in 45 states and the District of Columbia. The closing of this transaction is subject to customary conditions, including regulatory approval and is anticipated to occur in the spring of 1998.

         Hebdo Mag Acquisition. On October 3, 1997, the Company completed the acquisition of all of the outstanding capital stock of Hebdo Mag International Inc. in exchange for the issuance of shares of preferred stock of Getting to Know You of Canada Ltd., an indirect wholly-owned subsidiary of the Company, exchangeable for shares of Common Stock (the "Hebdo Acquisition Shares") and the assumption of certain options of Hebdo Mag exchanged for options to acquire shares of Common Stock, such Hebdo Acquisition Shares or options having an aggregate value of approximately $440 million. Based in Paris, France, Hebdo Mag is an international publisher of over 150 titles and distributor of classified advertising information with operations in twelve countries, including Canada, France, Sweden, Hungary, the United States, Italy, Russia and Holland. The Hebdo Mag Acquisition was accounted for in accordance with the pooling-of-interests method of accounting.

                              SELLING STOCKHOLDER

         General. The Selling Stockholder received all of her Shares in exchange for the transfer to HFS of all of the outstanding capital stock of RCI pursuant to the Stock Purchase Agreement. See "Plan of Distribution." All of the Shares which may be offered hereby are for the account of the Selling Stockholder. The number and percentage of Shares beneficially owned before the offering by the Selling Stockholder, the number of Shares to be sold and the number of Shares beneficially owned after the offering will be set forth in an accompanying Prospectus Supplement, to the extent necessary.

         Registration Rights Agreement. Pursuant to the Registration Rights Agreement, for which the Company has assumed all of HFS's obligations, upon the request of the Company, the Selling Stockholder has agreed not to effect any public sale or distribution (including sales pursuant to Rule 144 under the Securities Act) of the Shares of Common Stock, during the ten day period prior to the date on which the Company has notified the Selling Stockholder that the Company intends to commence a sale of equity securities of the Company, or securities convertible into or exchangeable or exercisable for equity securities of the Company through the filing of a registration statement with the Commission (a "Company Offering") through the one hundred twenty day period immediately following the closing date of such Company Offering; provided, however, that the Selling Stockholder shall not be obligated to comply with the foregoing on more than one occasion in any twelve month period.

         Pursuant to the Registration Rights Agreement, the Company has agreed to use its reasonable best efforts to keep the Registration Statement of which this prospectus is a part continuously effective under the Securities Act until the date that is the earliest to occur of (i) the date by which all Shares of Common Stock have been sold, (ii) the third anniversary of the date of the closing of the Stock Purchase and (iii) when, in the written opinion of counsel to the Company, all outstanding Shares held by persons who are not affiliates of the Company may be resold without registration under the Securities Act pursuant to Rule 144(k) under the Securities Act or any successor provision thereto. Pursuant to the Registration Rights Agreement, the Company shall be deemed not to have used its reasonable best efforts to keep the Registration Statement of which this prospectus is a part effective during the requisite period if the Company voluntarily takes any action that would result in the Selling Stockholder not being able to offer and sell any Shares during that period, unless (i) such action is required by applicable law, (ii) the Company notifies the Selling Stockholder, at any time when a prospectus relating to the Registration Statement is required to be delivered under the Securities Act, upon the discovery that, or of the happening of any event as a result of which, the Registration Statement, as then in effect, contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or any fact necessary to make the statements therein not misleading or
(iii) the continued effectiveness of the Registration Statement would require, on the advice of counsel to the Company, the Company to disclose a material financing, acquisition or other corporate development, and the proper officers of the Company shall have determined in good faith that such disclosure is not in the best interests of the Company and its stockholders, and, in the case of clause (ii) above, the Company thereafter promptly complies with the requirements of the Registration Rights Agreement to promptly prepare and furnish to the Selling Stockholder a supplement or amendment to the prospectus which is a part of the Registration Statement.

         Stock Purchase Agreement. Pursuant to the Stock Purchase Agreement, on November 12, 1996, the Selling Stockholder was appointed as a member of the Board of Directors of HFS. In connection with the merger of HFS and CUC, the Selling Stockholder was appointed as a member of the Board of Directors of the Company. On January 22, 1998, the Selling Stockholder resigned from the
Board of Directors of the Company.

                                USE OF PROCEEDS

         The Company will not receive any of the proceeds from the sale of the Shares offered hereby. All the proceeds will be received by the Selling Stockholder.

                          DESCRIPTION OF COMMON STOCK

GENERAL

         Subject to the rights of the holders of any shares of the Company's Preferred Stock which may at the time be outstanding, holders of Common Stock are entitled to such dividends as the Board of Directors may declare out of funds legally available therefor. The holders of Common Stock will possess exclusive voting rights in the Company, except to the extent the Board of Directors specifies voting power with respect to any Preferred Stock issued. Except as hereinafter described, holders of Common Stock are entitled to one vote for each share of Common Stock, but will not have any right to cumulate votes in the election of directors. In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive, after payment of all of the Company's debts and liabilities and of all sums to which holders of any Preferred Stock may be entitled, the distribution of any remaining assets of the Company. Holders of the Common Stock will not be entitled to preemptive rights with respect to any shares which may be issued. Any shares of Common Stock sold hereunder will be fully paid and non-assessable upon issuance against full payment of the purchase price therefor. The Common Stock is listed on the New York Stock Exchange under the symbol "CD." As of January 15, 1998, there were 839,992,974 shares of Common Stock outstanding.

CERTAIN PROVISIONS

         The provisions of the Company's Certificate and By-Laws which are summarized below may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in such stockholder's best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

CLASSIFIED BOARD

         The Board of Directors is divided into three classes that are elected for staggered three-year terms. A director may be removed by the stockholders without cause only by the affirmative vote of the holders, voting as a single class, of 80% or more of the total number of votes entitled to be cast by all holders of the voting stock, which shall include all capital stock of the Company which by its terms may vote on all matters submitted to stockholders of the Company generally. The size of the Board of Directors was set by resolution at 30 and pursuant to the By-Laws (i) until the third anniversary of the consummation of the merger of HFS and CUC (the "Effective Time"), an affirmative vote of 80% of the entire Board of Directors will be required in order to change the number of directors, and (ii) a quorum, at any meeting of the Board of Directors, shall consist of a majority of the entire Board of Directors.

COMMITTEES OF THE BOARD OF DIRECTORS

         Pursuant to the Certificate, the Board of Director's authority to designate committees shall be subject to the provisions of the By-Laws. Pursuant to the By-Laws, the Board of Directors shall have the following committees: (i) an Executive Committee consisting of four CUC Directors (as defined below) and four HFS Directors (as defined below) and whose Chairman shall be the Chairman of the Board; (ii) a Compensation Committee consisting of two CUC Directors and two HFS Directors and whose Chairman shall be an HFS Director; and (iii) an Audit Committee consisting of two CUC Directors and two HFS Directors and whose Chairman shall be a CUC Director. The Board of Directors may designate one or more directors as alternate members of any committee to fill any vacancy on a committee and to fill a vacant chairmanship of a committee occurring as a result of a member or chairman leaving the committee, whether through death, resignation, removal or otherwise. Until the third anniversary of the Effective Time, the affirmative vote of 80% of the entire Board of Directors will be required in order to remove a director from a committee, change the chairmanship of a committee, designate an alternate member to any committee, designate any additional committee, or amend, modify or repeal or adopt any provision inconsistent with the provisions described herein.

         The term "HFS Director" means (A) any person serving as a Director of HFS on May 27, 1997 (or any person appointed by the Board of Directors of HFS after May 27, 1997 to fill a vacancy on the HFS Board of Directors created other than due to an increase in the size of the Board of Directors of HFS) who continues as a Director of the Company at the Effective Time and (B) any person who becomes a Director of the Company and who was designated as such by the remaining HFS Directors prior to his or her election; and the term "CUC Director" means (A) any person serving as a Director of the Company on May 27, 1997 (or any person appointed by the Board of Directors of the Company after May 27, 1997 but prior to the Effective Time to fill a vacancy on the Board of Directors created other than due to an increase in the size of the Board of Directors) who continues as a Director of the Company at the Effective Time,
(B) any of the four persons designated by the CUC Directors to become a Director of the Company at the Effective Time and (C) any person who becomes Director of the Company and who was designated as such by the remaining CUC Directors prior to his or her election.

NEWLY CREATED DIRECTORSHIPS AND VACANCIES

         Pursuant to the By-Laws, until the third anniversary of the Effective Time, the Board of Directors will delegate to the Executive Committee the full and exclusive power and authority to nominate directors for election to the Board of Directors at the next stockholders' meetings at which directors are to be elected, elect directors to fill vacancies on the Board of Directors between stockholders' meetings and fill vacancies on any committee of the Board of Directors to the extent an alternate member has not been previously designated. Such nominations and elections of directors and members of committees shall be undertaken by the Executive Committee such that (i) the number of HFS Directors and CUC Directors on the Board of Directors or any committee of the Board of Directors shall be equal and (ii) the remaining HFS Directors (if the number of HFS Directors is less than the number of CUC

Directors) or the remaining CUC Directors (if the number of CUC Directors is less than the number of HFS Directors) shall designate the person to be nominated or elected. Any resolution regarding such election or nomination as described above in a manner that (a) is consistent with the two preceding sentences will require the approval by only three members of the Executive Committee (or only two members if there are then two vacancies on the Executive Committee) or (b) is inconsistent with the two preceding sentences will require approval by at least seven members of the Executive Committee. Until the third anniversary of the Effective Time, the affirmative vote of at least 80% of the entire Board of Directors shall be required in order for the Board of Directors to amend, modify or repeal, or adopt any provision inconsistent with, the provisions of the By-Laws described herein.

OFFICERS

         Pursuant to the By-Laws, Walter A. Forbes shall be the Chairman of the Board from and after the Effective Time and until January 1, 2000, at which time Henry R. Silverman will be the Chairman of the Board. If, for any reason Mr. Forbes ceases to serve as Chairman of the Board prior to January 1, 2000 and at such time Mr. Silverman is President and Chief Executive Officer, Mr. Silverman shall become Chairman of the Board. Mr. Silverman will be President and Chief Executive Officer from and after the Effective Time and until January 1, 2000, at which time Mr. Forbes will be President and Chief Executive Officer. If, for any reason Mr. Silverman ceases to serve as President and Chief Executive Officer prior to January 1, 2000 and at such time Mr. Forbes is Chairman of the Board, Mr. Forbes shall become President and Chief Executive Officer. Until January 1, 2002, the affirmative vote of 80% of the entire Board of Directors shall be required in order for the Board to (i) amend, modify, repeal or adopt any provision inconsistent with the provisions described herein, (ii) remove Mr. Forbes or Mr. Silverman from the positions specifically provided for in their employment agreements with the Company and HFS, respectively, (iii) modify either of the respective roles, duties or authority of Messrs. Forbes and Silverman.

SPECIAL MEETINGS OF STOCKHOLDERS

         A special meeting of stockholders may be called only by the Chairman of the Board of Directors, the President or the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors.

QUORUM AT STOCKHOLDER MEETINGS

         The holders of one-third of the shares entitled to vote at any meeting of the stockholders, present in person or by proxy, shall constitute a quorum at all stockholder meetings.

STOCKHOLDER ACTION BY WRITTEN CONSENT

         Stockholder action by written consent in lieu of a meeting is prohibited under the Certificate. As a result, stockholder action can be taken only at an annual or special meeting of stockholders. This prevents the holders of a majority of the outstanding voting stock of the Company from using the written consent procedure to take stockholder action without giving all the stockholders of the Company entitled to vote on a proposed action the opportunity to participate in determining the proposed action.

ADVANCE NOTICE OF STOCKHOLDER--PROPOSED BUSINESS AT ANNUAL MEETINGS

         The By-Laws provide that for business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Company. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the meeting; provided, however, that in the event that less than 70 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the tenth day following the date on which such notice of the date of the annual meeting was mailed or such public disclosure was made. A stockholder's notice to the Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting; (i) a brief description of the business desired to be brought before the annual meeting, (ii) the name and address, as they appear on the Company's books, of the stockholder proposing such business, (iii) the class and number of shares of the Company which are beneficially owned by the stockholder, and
(iv) any material interest of the stockholder in such business.

         In addition, the By-Laws provide that for a stockholder to properly nominate a director at a meeting of stockholders, the stockholder must have given timely notice thereof in writing to the Secretary of the Company. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Company (i) in the case of an annual meeting, at least 90 days prior to the date of the last annual meeting of the Company stockholders and (ii) with respect to a special meeting of stockholders, the close of business on the 10th day following the date on which notice of such meeting is first given to stockholders. Such stockholder's notice to the Secretary must set forth: (i) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated, (ii) a representation that the stockholder is holder of record of Common Stock and intends to appear in person or by proxy at the meeting to nominate each such nominee, (iii) a description of all arrangements between such stockholder and each nominee, (iv) such other information with respect to each nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Commission, and (v) the consent of each nominee to serve as director of the Company if so elected.

AMENDMENT OF GOVERNING DOCUMENTS

         In addition to the provisions of the Certificate which require a super-majority of stockholders to approve certain amendments to the Certificate and the By-Laws, the By-Laws require the affirmative vote of 80% of the entire Board of Directors in order for the Board of Directors to adopt certain amendments to the By-Laws as described under "--Board of Directors," "--Committees of the Board of Directors," "Newly Created Directorships and Vacancies" and "--Officers."

FAIR PRICE PROVISIONS

         Under the Delaware General Corporation Law and the Certificate, an agreement of merger, sale, lease or exchange of all or substantially all of the Company's assets must be approved by the Board of Directors and adopted by the holders of a majority of the outstanding shares of stock entitled to vote thereon. However, the Certificate includes what generally is referred to as a "fair price provision," which requires the affirmative vote of the holders of at least 80% of the outstanding shares of capital stock entitled to vote generally in the election of the Company's directors, voting together as a single class, to approve certain business combination transactions (including certain mergers, recapitalization and the issuance or transfer of securities of the Company or a subsidiary having an aggregate fair market value of $10 million or more) involving the Company or a subsidiary and an owner or any affiliate of an owner of 5% or more of the outstanding shares of capital stock entitled to vote, unless either (i) such business combination is approved by a majority of disinterested directors, or (ii) the shareholders receive a "fair price" for their securities and certain other procedural requirements are met. The Certificate provides that this provision may not be repealed or amended in any respect except by the affirmative vote of the holders of not less than 80% of the outstanding shares of capital stock entitled to vote generally in the election of directors.

                              PLAN OF DISTRIBUTION

         The distribution and sale of the Shares is subject to the provisions of the Registration Rights Agreement described above under the heading "Selling Stockholder -- Registration Rights Agreement." Subject to the Selling Stockholder's compliance with the provisions of the Registration Rights Agreement, as the case may be, the distribution of the Shares by the Selling Stockholder may be effected from time to time, in one or more transactions on the New York Stock Exchange or otherwise, in secondary distributions pursuant to, and in accordance with, the rules of the New York Stock Exchange, in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholder may effect such transactions by selling Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions, or commissions from the Selling Stockholder and/or purchasers of shares for whom they may act as agent (which compensation may be in excess of customary commissions). The Selling Stockholder and broker-dealers that participate with the Selling Stockholder in the distribution of shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by them and any profit on the resale of shares may be deemed to be underwriting compensation. The Company will bear the costs relating to the registration of the Shares.

                                 LEGAL OPINION

         The validity of the Shares of Common Stock offered hereby will be passed on for the Company by Eric J. Bock, Esq., Vice President-Legal of the Company. Mr. Bock holds shares of Common Stock and options to acquire shares of Common Stock.

                                    EXPERTS

         The supplemental consolidated financial statements of the Company and its consolidated subsidiaries, except PHH Corporation ("PHH"), as of December 31, 1996 and January 31, 1995 and for the years ended December 31, 1996, January 31, 1996 and 1995 and CUC International Inc. ("CUC") as of January 31, 1997 and 1996 and for each of the three years in the period ended January 31, 1997 incorporated in this Prospectus by reference from the Company Form 8-K dated January 29, 1998, have been audited by Deloitte & Touche LLP, as stated in their reports which are incorporated herein by reference. The financial statements of PHH (consolidated with those of the Company) have been audited by KPMG Peat Marwick LLP, as stated in their report incorporated herein by reference. Their report contains an explanatory paragraph that states that PHH adopted the provisions of Statement of Financial Standards No. 122 "Accounting for Mortgage Service Rights" in the year ended January 31, 1996. The consolidated financial statements of CUC (consolidated with those of the Company) have been audited by Ernst & Young LLP, as stated in their report incorporated herein by reference, which, as to the years ended January 31, 1996 and 1995, is based in part on the reports of Deloitte & Touche LLP, independent auditors of Sierra On-Line, Inc., KPMG Peat Marwick LLP, independent auditors of Davidson & Associates, Inc., and Price Waterhouse LLP, independent accountants of Ideon Group, Inc. Such supplement consolidated financial statements of the Company and its consolidated subsidiaries are incorporated by reference herein in reliance upon the respective reports of such firms given upon their authority as experts in accounting and auditing. All of the foregoing firms are independent auditors.

         The consolidated financial statements and schedule of CUC appearing in CUC's Annual Report on Form 10-K for the fiscal year ended January 31, 1997 incorporated by reference in this Prospectus have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference which, as to the years ended January 31, 1996 and 1995, is based in part on the reports of Deloitte & Touche LLP, independent auditors of Sierra On-Line, Inc., KPMG Peat Marwick LLP, independent auditors of Davidson & Associates, Inc., and Price Waterhouse LLP, independent accountants of Ideon Group, Inc. The financial statements and schedule referred to above are included in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

         With respect to the unaudited condensed consolidated interim financial information of CUC for the three-month periods ended April 30, 1997 and 1996, incorporated by reference in this Prospectus, Ernst & Young LLP have reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report, included in CUC's Form 10-Q for the period ended April 30, 1997, incorporated herein by reference, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted considering the limited nature of the review procedures applied. The independent auditors are not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim financial information because the report is not a "report" or a "part" of the Registration Statement prepared or certified by the auditors within the meaning of Sections 7 and 11 of the Securities Act.

         The consolidated financial statements of HFS and its consolidated subsidiaries, except PHH Corporation ("PHH"), as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996, incorporated in this Prospectus by reference from the Current Report on Form 8-K filed by HFS on July 16, 1997 have been audited by Deloitte &
Touche LLP, as stated in their reports which are incorporated herein by reference. The financial statements of PHH (consolidated with those of HFS) as of December 31, 1996 and January 31, 1996 and for the year ended December 31, 1996 and each of the years in the two-year period ended January 31, 1996 have been audited by KPMG Peat Marwick LLP, as stated in their report incorporated herein by reference. Their report contains an explanatory paragraph that states that PHH adopted the provisions of Statement of Financial Standards No. 122 "Accounting for Mortgage Service Rights" in the year ended January 31, 1996. Such financial statements of HFS and its consolidated subsidiaries are incorporated by reference herein in reliance upon the respective reports of such firms given upon their authority as experts in accounting and auditing. All of the foregoing firms are independent auditors.

         The consolidated financial statements incorporated in this prospectus by reference from the Avis Rent A Car, Inc. Registration Statement on Form S-1, as amended, dated September 23, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

            Securities and Exchange Commission
            Registration Fee...............................     $24,318
            *Accounting Fees and Expenses..................      36,000
            *Legal Fees and Expenses.......................       5,000
            *Miscellaneous.................................      10,000
                                                                 ------
                                       Total Expenses......     $75,318
    ------------------

         * Estimated for purposes of completing the information required pursuant to Item 14.

         The Company will pay all fees and expenses associated with filing the Registration Statement. The Selling Stockholder is to pay all of her costs and expenses (including fees and expenses of counsel, financial advisors or any other advisors or agents retained by such holder and excluding all reasonable fees and expenses associated with filing the Registration Statement) associated with the sale of the Shares.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the Delaware General Corporation Law empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. A Delaware corporation may indemnify directors, officers, employees and other agents of such corporation in an action by or in the right of a corporation under the same conditions, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. Where a director, officer, employee or agent of the corporation is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify such person against the expenses (including attorneys' fees) which he or she actually and reasonably incurred in connection therewith.

         The Registrant's By-Laws contain provisions that provide for indemnification of officers and directors and their heirs and distributees to the full extent permitted by, and in the manner permissible under, the General Corporation Law of the State of Delaware.

         As permitted by Section 102(b)(7) of the General Corporation Law of the state of Delaware, the Registrant's Amended and Restated Certificate of Incorporation contains a provision eliminating the personal liability of a director to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, subject to certain exceptions.

The Company maintains, at its expense, a policy of insurance which insures its directors and officers, subject to certain exclusions and deductions as are usual in such insurance policies, against certain liabilities which may be incurred in those capacities.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits

Exhibit No.   Description
-----------   -----------

    2.1 Stock Purchase Agreement, dated as of October 6, 1996, by and among HFS Incorporated, Resort Condominiums International, Inc. and Ms. Christel DeHaan (incorporated by reference to the Registration Statement on Form S-3 of HFS Incorporated, Registration No. 333-17371, Exhibit 2.1).

    2.2 Registration Rights Agreement, dated as of November 12, 1996, by and between HFS Incorporated and Ms. Christel DeHaan (incorporated by reference to the Registration Statement on Form S-3 of HFS Incorporated, Registration No. 333-17371, Exhibit 2.2).

    2.3 Agreement and Plan of Merger dated as of November 10, 1996, by and among HFS Incorporated, PHH Corporation and Mercury Acquisition Corp. (incorporated by reference to the Form 8-K of HFS Incorporated dated November 14, 1996).

    3.1 Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Appendix B to the Joint Proxy Statement/Prospectus included as part of the Registration Statement on Form S-4 of the Registrant, Registration No. 333-34517).

    3.2 Amended and Restated By-Laws of the Registrant (incorporated by reference to Appendix C of the Registrant's Proxy
              Statement/Prospectus included as part of the Registration Statement on Form S-4 of the Registrant, Registration No. 333-34517).

    4.1 Form of Certificate for the Company's Common Stock, par value $.01 per share.

    5.1 Opinion of Eric J. Bock, Esq. regarding the legality of the Securities being registered hereby.

    15.1 Letter of Ernst & Young LLP re: unaudited interim financial information of CUC International Inc.

    23.1 Consent of Deloitte & Touche LLP related to the financial statements of Cendant Corporation.

    23.2 Consent of Ernst & Young LLP relating to the financial statements of CUC International Inc.

    23.3 Consent of Deloitte & Touche LLP relating to the financial statements of HFS Incorporated.

    23.4 Consent of KPMG Peat Marwick LLP relating to the financial statements of PHH Corporation.

    23.5 Consent of Deloitte & Touche LLP relating to the financial statements of Sierra On-Line, Inc.

    23.6 Consent of Deloitte & Touche LLP related to the financial statements of Avis Rent A Car, Inc.

    23.7 Consent of KPMG Peat Marwick LLP relating to the financial statements of Davidson & Associates, Inc.

    23.8 Consent of Price Waterhouse LLP relating to the financial statements of Ideon Group, Inc.

    23.9      Consent of Eric J. Bock (included in Exhibit 5.1).

    24.1 Power of attorney (included in the signature page to the Registration Statement).

    99.1      Consolidated Financial Statements of Avis Rent A Car, Inc.

ITEM 17. UNDERTAKINGS.

         (a) The undersigned Registrant hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement, to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

              (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
         Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT, TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF PARSIPPANY, STATE OF NEW JERSEY, ON JANUARY 29, 1998.

                                            CENDANT CORPORATION


                                            By: /s/ James E. Buckman
                                               ---------------------------------
                                                James E. Buckman
                                                Senior Executive Vice President,
                                                General Counsel and Director


                               POWER OF ATTORNEY

         KNOW ALL THOSE BY THESE PRESENTS, THAT EACH PERSON WHOSE SIGNATURE APPEARS BELOW CONSTITUTES AND APPOINTS EACH OF STEPHEN P. HOLMES, JAMES E. BUCKMAN AND ERIC J. BOCK OR ANY OF THEM, EACH ACTING ALONE, HIS TRUE AND LAWFUL ATTORNEY-IN-FACT AND AGENT, WITH FULL POWER OF SUBSTITUTION AND RESUBSTITUTION, FOR SUCH PERSON AND IN HIS NAME, PLACE AND STEAD, IN ANY AND ALL CAPACITIES, IN CONNECTION WITH THE REGISTRANT'S REGISTRATION STATEMENT ON FORM S-3 UNDER THE SECURITIES ACT OF 1933, AS AMENDED, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, TO SIGN THE REGISTRATION STATEMENT IN THE NAME AND ON BEHALF OF THE REGISTRANT OR ON BEHALF OF THE UNDERSIGNED AS A DIRECTOR OR OFFICER OF THE REGISTRANT, AND ANY AND ALL AMENDMENTS OR SUPPLEMENTS TO THE REGISTRATION STATEMENT, INCLUDING ANY AND ALL STICKERS AND POST-EFFECTIVE AMENDMENTS TO THE REGISTRATION STATEMENT, AND TO SIGN ANY AND ALL ADDITIONAL REGISTRATION STATEMENTS RELATING TO THE SAME OFFERING OF SECURITIES AS THE REGISTRATION STATEMENT THAT ARE FILED PURSUANT TO RULE 462(B) UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND TO FILE THE SAME, WITH ALL EXHIBITS THERETO, AND OTHER DOCUMENTS IN CONNECTION THEREWITH, WITH THE SECURITIES AND EXCHANGE COMMISSION AND ANY APPLICABLE SECURITIES EXCHANGE OR SECURITIES SELF-REGULATORY BODY, GRANTING UNTO SAID ATTORNEYS-IN-FACT AND AGENTS, EACH ACTING ALONE, FULL POWER AND AUTHORITY TO DO AND PERFORM EACH AND EVERY ACT AND THING REQUISITE AND NECESSARY TO BE DONE IN AND ABOUT THE PREMISES, AS FULLY TO ALL INTENTS AND PURPOSES AS HE MIGHT OR COULD DO IN PERSON, HEREBY RATIFYING AND CONFIRMING ALL THAT SAID ATTORNEYS-IN-FACT AND AGENTS, OR THEIR SUBSTITUTES OR SUBSTITUTE, MAY LAWFULLY DO OR CAUSE TO BE DONE BY VIRTUE HEREOF.

         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

Signature                     Title                             Date
---------                     -----                             ----

/s/ Walter A. Forbes          Chairman of the Board            January 29, 1998
----------------------------
(Walter A. Forbes)

/s/ Henry R. Silverman        President, Chief Executive       January 29, 1998
----------------------------  Officer and Director
(Henry R. Silverman)

/s/ Michael P. Monaco         Vice Chairman, Chief Financial   January 29, 1998
----------------------------  Officer and Director
(Michael P. Monaco)

/s/ Scott E. Forbes           Senior Vice President-Finance    January 29, 1998
----------------------------  (Chief Accounting Officer)
(Scott E. Forbes)

/s/ Stephen P. Holmes         Vice Chairman and Director       January 29, 1998
----------------------------
(Stephen P. Holmes)

/s/ Robert D. Kunisch         Vice Chairman and Director       January 29, 1998

----------------------------
(Robert D. Kunisch)

/s/ Christopher K. McLeod     Vice Chairman and Director       January 29, 1998
----------------------------
(Christopher K. McLeod)

/s/ E. Kirk Shelton           Vice Chairman and Director       January 29, 1998
----------------------------
(E. Kirk Shelton)

/s/ Robert T. Tucker          Vice Chairman, Director          January 29, 1998
----------------------------  and Secretary
(Robert T. Tucker)

/s/ James E. Buckman          Senior Executive Vice President, January 29, 1998
----------------------------  General Counsel and Director
(James E. Buckman)

/s/ John D. Snodgrass         Director                         January 29, 1998
----------------------------
(John D. Snodgrass)

/s/ Bartlett Burnap           Director                         January 29, 1998
----------------------------
(Bartlett Burnap)

/s/ Leonard S. Coleman        Director                         January 29, 1998
----------------------------
(Leonard S. Coleman)

/s/ T. Barnes Donnelley        Director                        January 29, 1998
----------------------------
(T. Barnes Donnelley)

/s/ Martin L. Edelman         Director                         January 29, 1998
----------------------------
(Martin L. Edelman)

/s/ Frederick D. Green        Director                         January 29, 1998
----------------------------
(Frederick D. Green)

/s/ Stephen A. Greyser        Director                         January 29, 1998
----------------------------
(Stephen A. Greyser)

/s/ Dr. Carole G. Hankin      Director                         January 29, 1998
----------------------------
(Dr. Carole G. Hankin)

/s/ The Rt. Hon. Brian        Director                         January 29, 1998
      Mulroney, P.C., LL.D.
----------------------------

(The Rt. Hon. Brian
      Mulroney, P.C., LL.D.)

/s/ Robert E. Nederlander     Director                        January 29, 1998
----------------------------
(Robert E. Nederlander)

/s/ Burton C. Perfit          Director                        January 29, 1998
----------------------------
(Burton C. Perfit)

/s/ Anthony G. Petrello       Director                        January 29, 1998
----------------------------
(Anthony G. Petrello)

/s/ Robert W. Pittman         Director                        January 29, 1998
----------------------------
(Robert W. Pittman)

/s/ E. John Rosenwald, Jr.    Director                        January 29, 1998
----------------------------
(E. John Rosenwald, Jr.)

/s/ Robert P. Rittereiser     Director                        January 29, 1998
----------------------------
(Robert P. Rittereiser)

/s/ Stanley M. Rumbough, Jr.  Director                        January 29, 1998
----------------------------
(Stanley M. Rumbough, Jr.)

/s/ Leonard Schutzman         Director                        January 29, 1998
----------------------------
(Leonard Schutzman)

/s/ Robert F. Smith           Director                        January 29, 1998
----------------------------
(Robert F. Smith)

/s/ Craig R. Stapleton        Director                        January 29, 1998
----------------------------
(Craig R. Stapleton)

                                 EXHIBIT INDEX

Exhibit No.   Description
-----------   -----------

    2.1 Stock Purchase Agreement, dated as of October 6, 1996, by and among HFS Incorporated, Resort Condominiums International, Inc. and Ms. Christel DeHaan (incorporated by reference to the Registration Statement on Form S-3 of HFS Incorporated, Registration No. 333-17371, Exhibit 2.1).

    2.2 Registration Rights Agreement, dated as of November 12, 1996, by and between HFS Incorporated and Ms. Christel DeHaan (incorporated by reference to the Registration Statement on Form S-3 of HFS Incorporated, Registration No. 333-17371, Exhibit 2.2).

    2.3 Agreement and Plan of Merger dated as of November 10, 1996, by and among HFS Incorporated, PHH Corporation and Mercury Acquisition Corp. (incorporated by reference to the Form 8-K of HFS Incorporated dated November 14, 1996).

    3.1 Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Appendix B to the Joint Proxy Statement/Prospectus included as part of the Registration Statement on Form S-4 of the Registrant, Registration No. 333-34517).

    3.2 Amended and Restated By-Laws of the Registrant (incorporated by reference to Appendix C of the Registrant's Proxy
              Statement/Prospectus included as part of the Registration Statement on Form S-4 of the Registrant, Registration No. 333-34517).

    4.1 Form of Certificate for the Company's Common Stock, par value $.01 per share.

    5.1 Opinion of Eric J. Bock, Esq. regarding the legality of the Securities being registered hereby.

    15.1 Letter of Ernst & Young LLP re: unaudited interim financial information of CUC International Inc.

    23.1 Consent of Deloitte & Touche LLP relating to the financial statements of Cendant Corporation.

    23.2 Consent of Ernst & Young LLP relating to the financial statements of CUC International Inc.

    23.3 Consent of Deloitte & Touche LLP relating to the financial statements of HFS Incorporated.

    23.4 Consent of KPMG Peat Marwick LLP relating to the financial statements of PHH Corporation.

    23.5 Consent of Deloitte & Touche LLP relating to the financial statements of Sierra On-Line, Inc.

    23.6 Consent of Deloitte & Touche LLP relating to the financial statements of Avis Rent A Car, Inc.

    23.7 Consent of KPMG Peat Marwick LLP relating to the financial statements of Davidson & Associates, Inc.

    23.8 Consent of Price Waterhouse LLP relating to the financial statements of Ideon Group, Inc.

    23.9      Consent of Eric J. Bock (included in Exhibit 5.1).

    24.1 Power of attorney (included in the signature page to the Registration Statement).